SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C.  20549

                         FORM 8-K

                      CURRENT REPORT


           PURSUANT TO SECTION 13 OR 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934


             Date of Report:  February 1, 2002

                    Bioenvision, Inc.
     (Exact Name of Registrant as Specified in Charter)


      Delaware                 0-24875             11-3375915
(State of Incorporation) (Commission File Number) (IRS Employer
                                             Identification No.)


             Suite 1600 - One Rockefeller Plaza
                New York, New York 10020
     (Address of principal executive offices) (Zip Code)

                     (212) 445 6581
             (Registrant's telephone number)


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Item 2.        Acquisition or Disposition of Assets

On February 1, 2002, Bioenvision, Inc. ("Bioenvision" or the "Company") completed the previously announced acquisition of Pathagon Inc. through the merger of Pathagon Inc. with and into a wholly owned subsidiary of the Company. In the merger, the outstanding shares of Pathagon Inc. were converted into the right to receive a pro-rata share of 7,000,000 shares of the Company's Common Stock, which the Company had previously contributed to its acquisition subsidiary. Pathagon Inc.'s principal products, Oligon T and Methyene Blue, are at market. The Company's objective in completing the transaction is to enrich its portfolio of products.

SCO Capital Partners LLC, a private investment fund, and other affiliates of the Company's investment bankers, SCO Financial Group LLC, owned approximately 82% of Pathagon's common stock prior to the merger. In addition, the parties agreed that an individual designated by the pre-merger directors of Pathagon Inc. would join the Company's Board of Directors immediately.
Mr. Stuart Smith resigned from the Company's three-person Board of Directors in order to create a vacancy to be filled by that designee, and Mr. Jeffrey Davis, a President at SCO Financial Group Inc., has joined the Board of Directors of the Company.
The parties also agreed that the Company would take action as promptly as practicable to, among other things, amend its Bylaws so that the size of the Company's Board of Directors could be increased to at least five (5) persons) and another person designated by the pre-merger directors of Pathagon Inc. would then join the Company's Board of Directors and Mr. Stuart Smith would then be reappointed to the Board of Directors to fill a vacancy so created as well. At the same time, the Company's management hopes to be able to seek authorization to increase the amount of the Company's outstanding common stock and to create a class of preferred stock in order to facilitate future sales of the Company's securities to finance implementation of its business strategy.

In connection with the closing of the acquisition of Pathagon Inc., the Company also entered into Registration Rights Agreements with the persons or entities, who were shareholders of Pathagon Inc. prior to the merger of Pathagon Inc. into the Company's wholly-owned subsidiary, to whom shares of the Company's common stock were issued in connection with the merger, covering those shares of common stock of the Company. The Company is required to prepare and file with the U.S. Securities and Exchange Commission a registration statement on Form S-1 or such other form as may then be available and appropriate for use by the Company to register the offer and resale of those shares upon the earlier to occur of (a) the date which is six (6) months after February 1, 2002, or (b) the Company's preparation and filing of a registration statement to register the offer and resale of securities of the Company in connection with any other financing. Those shareholders also have certain demand registration and piggyback registration rights. However, each shareholder party to the Registration Rights Agreement also agreed not to dispose of any securities in a market transaction, if so requested by the Company or any underwriters managing an underwritten offering of the Company's securities, or any regulatory authority, for 180 days from the effective date of such registration with respect to the underwriter's request or such longer period as requested by any such regulatory authority.

The foregoing is a summary of terms and conditions of the Acquisition. The complete terms and conditions of the acquisition are set forth in the agreements, which are filed as exhibits to this Report.


Item 7. Financial Statements and Exhibits.

     (a) Financial Statements of Businesses Acquired---To be filed by amendment within 75 days after February 1, 2002.

     (b) Pro Forma Financial Information--- To be filed by amendment within 75 days after February 1, 2002.

     (c)  Exhibits

          Exhibit 2.2---Amended and Restated Agreement and Plan of Merger dated as of February 1, 2002 among Bioenvision, Inc., Bioenvision Acquisition Corp., and
          Pathagon Inc. -To be filed by amendment

          Exhibit 10.18----Registration Rights Agreement by and among Bioenvision, Inc. and the former shareholders of Pathagon Inc. party thereto- To be filed by amendment

          Exhibit 10.19---Stockholders Lock Up Agreement dated February 1, 2002 by and among Bioenvision, Inc., the former shareholders of Pathagon Inc. party thereto, Christopher Wood, Bioaccelerate Limited, Jano Holdings Limited and Lifescience Ventures Limited - To be filed by amendment


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     February 12, 2002

BIOENVISION, INC.

By:  /s/ Christopher B. Wood, M.D.
Christopher B. Wood, M.D.
Chief Executive Officer